Exhibit 10.44

Rex Energy Corporation

Executive Severance Policy

Rex Energy Corporation (the “Parent Company”, and together with its subsidiaries, the “Company”) has adopted this Executive Severance Policy (together with the Additional Terms and Conditions attached as Exhibit A, this “Policy”) for the benefit of executive employees as defined in this Policy or such other employees as the Company may designate (“Designated Executives”).

I.	Purpose. The purpose of this Policy is to provide for severance payments and certain other benefits to Designated Executives whose employment with the Company is terminated as a result of the elimination of a Designated Executive’s position, a restructuring of the Company, or a reduction in force.

II.	Definitions. For purposes of this Policy, the following capitalized terms shall have the meaning given to those terms in this Section II:

“Cause” means:

(a)	conviction of a felony involving moral turpitude; or

(b)	conduct that is materially and demonstrably injurious to the Company; or

(c)	willful engagement in one or more acts of dishonesty resulting in personal gain to the Designated Executive at the expense of the Company; or

(d)	a material breach by the Designated Executive of the Parent Company’s Code of Business Conduct or similar applicable conduct policy.

“Competition” means Designated Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his or her name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company.

“Executive employees” means Senior Vice Presidents, Vice Presidents and Directors employed by the Company.

“Prohibited Activity” means any of the following actions by a Participant during the Severance Period:

(a)	communicating or divulging any trade secrets, confidential information, knowledge or data relating to the Company and their businesses to anyone other than the Company and those designated by the Company;

(b)	engaging in Competition with respect to the Company provided that it shall not be Prohibited Activity for the Participant to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, as long as the Participant does not actively participate in the business of such corporation until the Severance Period expires.

(c)	directly or indirectly, for Participant’s benefit or for the benefit of any other person, firm or entity, doing any of the following:

(i)	soliciting, from any customer that is doing business with the Company or any of its subsidiaries as of the date of termination and is known to Participant, any business of the same or of a similar nature to the business of the Company or its subsidiaries with such customer; or

(ii)	soliciting, from any potential customer of the Company or its subsidiaries that is known to the Participant, any business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company or its subsidiaries, or of substantial preparation with a view to making such a bid, proposal or offer, within six months prior to the date of termination; or

(iii)	excluding advertisements in mainstream media, soliciting the employment or services of any person who was known to be employed by or was a known consultant to the Company or its subsidiaries upon the date of termination, or within six (6) months prior thereto, provided that it shall not be considered a Prohibited Activity for Participant to solicit or engage a consultant if the consultant’s services do not interfere with the consultant’s services to the Company or cause the consultant to engage in Competition in the Restricted Territory; or

(iv)	otherwise knowingly interfering with the business or accounts of the Company or its subsidiaries.

“Restricted Territory” means anywhere within a ten (10) mile radius of any area of mutual interest, evidenced by a written contractual obligation, of the Company or its subsidiaries or any oil or gas property in which the Company has an interest, or is actually pursuing or contemplating an interest, as of the date of termination. The Company will be considered to be contemplating an interest in property if the Designated Executive knows that the Company is actively contemplating an interest in the property within the 90-day period preceding the date of termination, as evidenced by written or electronic correspondence or records.

“Severance Period” means the period during which severance payments are made to the Designated Executive.

III.	Effective Date. May 15, 2011.

IV.	Eligibility and Ineligibility Criteria.

A.	Eligibility Criteria. To receive the severance benefits that this Policy provides, a Designated Executive must satisfy the following criteria:

1.	Termination. The Designated Executive is terminated as a result of the elimination of a Designated Executive’s position, a restructuring of the Company, or a reduction in force.

2.	Separation Agreement and General Release. The Designated Executive must execute a separation agreement that includes, among other things, the following:

(a)	a full and complete release of the Company from any liability or obligation (excluding accrued and vested retirement or compensation obligations, the obligations under this Policy, any indemnification to which the Designated Executive may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, and any coverage under directors and officers, fiduciary or errors or omissions policies that benefit the Designated Executive) to the Designated Executive;

(b)	an agreement to cooperate with the Company in litigation, disputes and investigations;

(c)	an agreement to keep the Company’s confidential information secret;

(d)	the details of how the severance benefits that the Company provides pursuant to this Policy will be delivered to the Designated Executive;

(e)	an agreement, during the Severance Period, that the Designated Executive will not engage in a Prohibited Activity. In the agreement, it will be provided that if the Designated Executive engages in a Prohibited Activity at any time during the Severance Period, the Company may immediately discontinue providing the remaining benefits under Section V (other than those that applicable law requires such as COBRA requirements). In addition, the Company may sue the Designated Executive for damages capped at the value of the cash payments made to the Designated Executive pursuant to Section V(A) and seek an injunction to prevent the on-going incurrence of the Prohibited Activity during the Severance Period.

(f)	an agreement not to disparage the Company or its businesses or services, and

(g)	an agreement to arbitrate any disputes regarding the separation agreement in binding arbitration,

in such form as the Company may, in its sole discretion, request.

B.	Disqualification Events. A Designated Executive shall be disqualified from receiving the severance benefits that this Policy provides if any of the following occurs:

1.	Termination for Cause. The Designated Executive’s employment is terminated for Cause.

2.	Death, Retirement, Resignation or Permanent Disability. The Designated Executive dies, retires prior to termination, resigns prior to termination or suffers a Permanent Disability prior to termination. “Permanent Disability” means any physical or mental impairment that is determined to make the individual eligible to receive a disability benefit in accordance any insured long term disability plan, or, if no such plan exists or if such plan is not applicable to the Designated Executive, any impairment that the Company determines in good faith constitutes Permanent Disability.

3.	Existing Severance Agreement. The Designated Executive is a party to an agreement with the Company that provides severance benefits as a result of his or her termination.

4.	Existing Change of Control Severance Agreement or Executive Change of Control Policy. The Designated Executive is a party to an agreement with the Company that provides severance benefits as a result of a change of control of the Company (as that term is defined in the agreement) or receives severance benefits under the Company’s Executive Change of Control Policy

5.	General Release. The Designated Executive revokes the Separation Agreement and General Release required under Section IV.A.2.

C.	Participation. A Designated Executive who satisfies the Eligibility Criteria in Section IV(A) and who has not experienced a Disqualification Event described in Section IV(B) shall become a “Participant” in the Policy and be entitled to the severance benefits described in Section V. The Company shall not be obligated to provide benefits under this Policy unless this criteria is met.

V.	Severance Benefits. Subject to the limitations in Section VII of Exhibit A, if a Designated Executive becomes a Participant pursuant to Section IV(C), he or she shall be eligible for the severance benefits described in this Section V:

A.	Severance Payments.

1.	Senior Vice Presidents. The Company shall pay a Designated Executive who is a Senior Vice President severance pay equal to his or her monthly base salary (at the rate in effect as of the date of termination) for the nine month period following the date of termination.

2.	Vice Presidents. The Company shall pay a Designated Executive who is a Vice President severance pay equal to his or her monthly base salary (at the rate in effect as of the date of termination) for the six month period following the date of termination.

3.	Directors. The Company shall pay a Designated Executive who is a Director severance pay equal to his or her monthly base salary (at the rate in effect as of the date of termination) for the three month period following the date of termination.

4.	For all Participants, severance payments will be made in accordance with the Company’s applicable payroll schedule until the full severance payment is delivered to the Participant.

B.	Benefits. During the Severance Period, the Participant shall also be entitled to receive (should he or she so elect) the COBRA continuation coverage he or she would otherwise be entitled to at the rate payable by active employees of the Company (rather than payable at the standard premium rate established for COBRA continuation coverage) until the earlier of (1) the end of the Severance Period and (2) the date the Participant becomes entitled to employer sponsored health plan coverage following new employment, regardless of whether or not that Participant elects the employer sponsored health plan coverage. The Participant’s payment of the premium for these benefits shall be on an after-tax basis. The Participant shall be responsible for paying the full COBRA cost of such coverage, and the Company shall reimburse the Participant monthly for the amount equal to the Participant’s monthly COBRA cost, less the employee portion of the premium that the Participant would have paid had he or she continued employment with the Company; provided that reimbursement of the COBRA cost shall be discontinued prior to the end of the Severance Period if the Participant elects to discontinue COBRA coverage, if the Participant fails to pay the applicable COBRA costs or Participant becomes entitled to employer sponsored health plan coverage following new employment. Following the end of this period, the Participant shall pay the balance of any COBRA continuation coverage payments at the standard rate established for COBRA eligible participants should he or she desire to continue COBRA throughout the COBRA continuation coverage period. The Participant is required to notify the Company in writing of the availability of other coverage. The Participant’s failure to provide this notice will result in a discontinuation of all future severance benefits pursuant to this Policy. Continued participation in the Company’s health care plans is subject to the terms and conditions of those plans. Participation in all other benefits that the Company may offer ceases upon termination.

C.	Equity Incentive Awards.

1.	Upon termination, a Participant’s rights regarding the Participant’s option and other equity incentive awards shall be governed by the Participant’s agreement and the incentive plan that governs the awards. For purposes of this Section V.C. only, the Participant shall be considered an inactive employee during the Severance Period and termination of the Participant’s employment shall be deemed to be the last day of the Severance Period. Subject to the provisions of the applicable award agreement and plan, (a) option awards that are not vested on the first day of the Severance Period shall continue vest and become exercisable, and (b) restrictions on other equity incentive awards that have not lapsed on the first day of the Severance Period shall continue to lapse, in each case in accordance with their original vesting schedule during the Severance Period. Any equity awards that remain unvested on the last day of the Severance Period shall terminate on that date.

2.	Notwithstanding any other provision of the award agreement or plan that governs the award, if the Participant engages in a Prohibited Activity during the Severance Period, then the termination of the Participant’s employment shall be the first day of the Severance Period, the Participant shall forfeit the right to any further vesting of the Participant’s option and other equity incentive awards, and the Participant shall not receive any undelivered shares of the Company’s common stock upon any exercise or lapse of any restriction applicable to the award. If the Company receives an allegation of a Prohibited Activity, the Company, in its discretion, may suspend delivery of shares with respect to exercised options or other equity incentive awards for up to three months to permit the investigation of the allegation. If the Company determines that the Participant did not engage in any Prohibited Activities, the Company shall deliver shares with respect to any exercised options and any other equity incentive awards that have vested.

D.	Retirement. The Participant’s inactive employment during the Severance Period shall not count towards retirement or other benefits determined by length of service nor shall it be considered continued employment under any equity incentive award plan.

E.	Annual Bonus or Pay-for-Performance Payment. If the Participant’s employment is terminated after the end of a calendar year but before annual bonus or pay-for-performance payments are distributed, the Participant shall be entitled to the annual bonus or pay-for-performance payment attributable to the immediately preceding calendar year, assuming for this purpose that all personal performance targets or goals were met. The Company shall make this payment at the same time it pays all of its other employees in accordance with the Company’s normal practices but no later than March 31 of the applicable year.

The Participant shall not be entitled to receive any full or partial annual bonus or pay-for-performance payment for the year in which the Participant’s employment is terminated.

F.	Severance rather than Deferred Compensation. Benefits under this Policy are intended to be payments resulting from the Company’s action to unilaterally sever Participant’s employment on an involuntary basis. These benefits are not intended to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding this intent, if any of these benefits were to become or construed as subject to Section 409A of the Code, they may be administered in a manner that is intended to meet the requirements of Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that a benefit or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Company otherwise determines in writing, the benefit shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the benefit, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Policy that would cause the benefit or payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

VI.	Amendments. The Compensation Committee of the Board of Directors of the Company may amend, suspend or terminate this Policy at any time, provided that no action shall deprive any Participant who is eligible to receive or is receiving Severance Benefits on or before the effective date of such action of his or her rights under this Policy without that person’s consent.

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS

These Additional Terms and Conditions are an integral part of the Policy.

VII.	Limitations on Severance Benefits.

A.	Severance payment benefits are subject to all applicable taxes and withholdings.

B.	This Policy is not intended to be a retirement plan. Rather the Policy is intended to constitute a “severance pay plan” within the meaning of Title 29, Code of Federal Regulations, § 2510.3-2(b). Notwithstanding any other provision of this Policy, under no circumstances will the severance benefits that the Company provides to any Participant exceed twice the amount of the Participant’s annual compensation, including the dollar value of all fringe benefits and other non-cash compensation, during the year immediately preceding the Participant’s termination. In addition, all severance benefit payments must be completed:

1.	in the case of a Participant whose employment is terminated in connection with a limited program of terminations, within the later of 24 months after the Designated Executive’s termination or 24 months after the Designated Executive reaches normal retirement age of 65; and

2.	in the case of all other Participants, within 24 months after the termination.

C.	Claims Procedure & Arbitration. The Company will pay the severance benefits that this Policy provides to a Participant without the necessity of filing a formal claim. A Participant, however, may make a request for any severance benefits to which he or she may be entitled. Any such request must be made in writing, and it should be made to the Policy Administrator at the address listed in Section VII.F(5).

1.	A Participant’s request for severance benefits under this Policy shall be considered a claim for those benefits, and it will be subject to a full and fair review. The Policy Administrator will provide written notice to the Participant within 90 days after the Policy Administrator receives the claim. The Policy Administrator may extend this period for up to an additional 90 days if circumstances beyond its control require an extension to process the claim. If an extension is required, the Policy Administrator will notify the Participant in writing of the extension within the original 90-day period. If a Participant’s claim is wholly or partially denied, the Policy Administrator will furnish the Participant with a written notice of the denial. The written notice of denial must contain the following information:

(a)	The specific reason or reasons for the denial;

(b)	A description of any additional information or material necessary to correct the claim and an explanation of why such material or information is necessary; and

(c)	Appropriate information as to the steps to be taken if the Participant wishes to appeal the denial.

If notice of the denial of a claim is not furnished to a Participant in accordance with the foregoing requirements within a reasonable period of time, the Participant’s claim will be deemed denied. The Participant will then be permitted to proceed to the appeal stage described as follows in this Section VII.

2.	If a Participant’s claim has been denied, and he or she wishes to appeal the denial, the Participant must comply with the following claims appeal procedure.

(a)	Upon the denial of the Participant’s claim for benefits, he or she may file an appeal of the denial, in writing, with the Policy Administrator.

(b)	THE PARTICIPANT MUST FILE THE APPEAL NO LATER THAN 60 DAYS AFTER HE OR SHE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF THE CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF THE CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF THE CLAIM.

(c)	The Participant may review all pertinent documents relating to the denial of his or her claim and submit any issues and comments, in writing, to the Policy Administrator.

(d)	The Participant’s claim must be given a full and fair review. If the Participant’s claim is denied on appeal, the Policy Administrator must provide the Participant with written notice of this denial of the appeal within 60 days after the Policy Administrator’s receipt of the Participant’s written appeal, unless special circumstances require an extension of time of up to an additional 60 days. If an extension is necessary, the Policy Administrator will notify the Participant in writing within the original 60-day period.

(e)	The Policy Administrator’s decision on the Participant’s appeal will be communicated to the Participant in writing and will include specific references to the pertinent Policy provisions on which the decision was based.

(f)	If the Policy Administrator’s decision on appeal is not furnished to the Participant within the time limitations described above, the Participant’s claim will be deemed denied on appeal.

(g)	Claims for benefits available under health insurance plans (other than a Designated Executive’s right to continue such benefits as provided in this Policy) will be subject to the terms and conditions of those plans and not the claims procedures set forth in the Policy.

3.	No legal action or arbitration for benefits under this Policy shall be brought unless and until the Participant has exhausted the procedures set forth above and the Participant’s claim remains partly or wholly denied or deemed denied. Any such action must be filed within one year after the date the procedures set forth in this Policy is exhausted.

If a controversy or dispute is not resolved after completion of the process described above in this Section VII, then, upon written notice by any party to the other parties (an “Arbitration Notice”) and to the American Arbitration Association (the “AAA”), the controversy or dispute shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in the city in which the Company employed the Designated Executive immediately prior to the Designated Executive’s termination of employment in accordance with AAA’s Commercial Arbitration Rules (the “Rules”). The parties agree that they will faithfully observe this agreement and the Rules and that they will abide by and perform any award rendered by the arbitrator. The Federal Arbitration Act, as amended (or by the same principles that the Act enunciates if it may not be technically applicable), shall govern this agreement and the arbitration. The award or judgment of the arbitrator shall be final and binding on all parties and judgment upon the award or judgment of the arbitrator may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory arbitration provisions and shall be resolved in accordance therewith. The agreements contained in this Section VII have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitrator will be shared by all parties engaged in the dispute or controversy on a basis determined to be fair and equitable by the arbitrator, taking into account the relative fault of each party, the relative credibility and merit of all claims and defenses made by each party and the cooperation, speed and efficiency of each party in conducting the arbitration proceedings and complying with the Rules and with orders and requests of the arbitrator.

D.	Policy Administrator. The administration of this Policy is under the supervision of the Policy Administrator. It is the principal duty of the Policy Administrator to see that this Policy is carried out in accordance with it terms and for the exclusive benefit of persons entitled to participate in the Policy. The Policy Administrator has full power to administer this Policy in all of its details, subject to the applicable requirements of law. For this purpose, the Policy Administrator’s powers include, but are not limited to, the following authority, in addition to all other powers provided by this Policy:

1.	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Policy, including the establishment of any claims procedures that may be required by applicable provisions of law;

2.	To interpret this Policy, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under this Policy;

3.	To decide all questions concerning this Policy, the eligibility of any person for severance benefits under this Policy, and the amount of any severance benefits to which an Designated Executive may be entitled;

4.	To remedy possible ambiguities, inconsistencies or omissions;

5.	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering this Policy;

6.	To allocate and delegate its responsibilities under this Policy and to designate other persons to carry out any of its responsibilities under this Policy; and

7.	To enter into any and all contracts and agreements for carrying out the terms of this Policy and administering this Policy and to do all acts in connection therewith as it, in its discretion, deems necessary or advisable. Such contracts and agreements shall be binding and conclusive on anyone claming benefits under this Policy.

8.

The Policy Administrator has full and absolute discretion in the exercise of its authority under this Policy, including the authority to determine any person’s right to benefits under the Policy, the correct amount and form of any benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior administrative committee, and all of the rights powers, and authorities specified in the Policy. Notwithstanding any provision of law or any explicit or implicit provision of this document, any action taken or ruling or decision made, by the Policy Administrator in the exercise of any of its powers and authorities under the Policy, shall be final and conclusive as to all parties, regardless of whether the Policy Administrator or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. Thus, no final action, ruling, or decision of the Policy Administrator shall be subject to de novo review in any judicial or arbitral proceeding and no final action, ruling, or decision of the Policy Administrator may be set aside unless it is held to have been arbitrary and capricious by a final judgment or award of a court or arbitral body having jurisdiction with respect to the issue.

E.	Miscellaneous Provisions.

1.	This Policy does not constitute a contract of employment for a particular term or length between any Designated Executive and the Company, nor does it in any way alter any Designated Executive’s status as an employee-at-will who may be terminated with or without cause for any reason or no reason at all except a reason prohibited by law.

2.	The Company is an “employment at will” employer. Employees have the right to resign their positions “at will” and the Company has the right to terminate an employee “at will” with or without notice or Cause. No employee’s “at will” status may be modified except in a written contract signed by an authorized officer of the Company.

3.	Except for any written agreements with Designated Executives that provide for severance benefits upon termination as outlined in those agreements, the severance benefits outlined in this Policy supersede, negate and replace all other severance benefits the Company has offered or may offer to the Designated Executives covered by this Policy.

4.	The Company intends to continue this Policy indefinitely. However, the Company reserves the right to terminate this Policy at any time and for any reason. Subject to Section VI, if this Policy is terminated, no Designated Executive will have any further rights under this Policy after the effective date of termination. Any termination of this shall not retroactively terminate any severance benefits which are payable as of the date of termination of this Policy.

5.	Subject to Section VI, this Policy may be amended, in whole or in part, and the benefits described in this Policy may be expanded or reduced, with or without notice.

6.	Neither a Designated Executive nor a Participant may assign or otherwise alienate his or her benefits or right to benefits under this Policy. This means that a Designated Executive or Participant may not sell, give away, use as collateral for a loan, or otherwise interfere with his or her benefits or right to benefits.

7.	Subject to applicable law, if a Participant owes any debt to the Company, any benefits that he or she is entitled to under this Policy or a Separation Agreement may be reduced by such amounts.

8.	Except as otherwise required by law, this Policy and all matters arising thereunder shall be governed by the laws of the Commonwealth of Pennsylvania except as preempted by ERISA (defined below).

9.	The headings in this Policy are for convenience only and shall not affect the interpretation or construction of this Policy.

10.	As used in this Policy, unless the context expressly requires the contrary, “including” means including, without limitation; references to “Sections” are references to the sections and subsections of this Policy; the masculine includes the feminine and neutral and vice versa; and the singular includes the plural, and vice versa.

[F.	Official Policy Information.

1.	Official Policy Name: Rex Energy Corporation Executive Severance Policy.

2.	Policy Sponsor:

Rex Energy Corporation

Attention: Chief Financial Officer

476 Rolling Ridge Drive

Suite 300

State College, Pennsylvania 16801

3.	Plan Number: TBD

4.	Policy Sponsor’s employer Identification Number (EIN): 20-8814402

5.	Policy Administrator:

Rex Energy Corporation

Attention: Chief Financial Officer

476 Rolling Ridge Drive

Suite 300

State College, Pennsylvania 16801

Phone Number: 814.278.7267

6.	Agent for Service of Legal Process:

Rex Energy Corporation

c/o Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

7.	[Type of ERISA Plan: Welfare Benefit Plan]

8.	Policy Year: Calendar Year

9.	Effective Date: May 15, 2011.

10.	Policy Funding: The Company pays severance benefits under this Policy out of its general assets. Eligible Designated Executives and Participants do not make any contributions to this Policy.

G.	ERISA Rights Statement. A Participant in this Policy is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended, also called “ERISA”.

1.	Explanation of a Participant’s ERISA Rights. ERISA provides that all Policy Participants are entitled to:

(a)	Examine, without charge, at the Policy Administrator’s office and at other locations (such as work sites and union halls), all Policy documents.

(b)	Obtain copies of all Policy documents and other Policy information upon written request to the Policy Administrator.

(c)	Receive a summary of the Policy’s annual financial report which the Policy Administrator is required by law to furnish to each Participant.]